EXHIBIT 10.1

SHARE EXCHANGE AGREEMENT

SHENGTAI HOLDING, INC.

FOR THE EXCHANGE OF

CAPITAL STOCK

OF

WEST COAST CAR COMPANY

DATED AS OF May 15, 2007

SHARE EXCHANGE AGREEMENT

This SHARE EXCHANGE AGREEMENT, dated as of May 15, 2007 (the “Agreement”) by and among SHENGTAI HOLDING, INC., a newly-formed New Jersey corporation (“SHI”), WEST COAST CAR COMPANY, a Delaware corporation (“WCCC”), Tryant, LLC. (“Tryant”) and all of the shareholders of SHI, whose names are set forth on Exhibit A attached hereto (“SHAREHOLDERS”).

WHEREAS, SHAREHOLDERS own 100% of the issued and outstanding shares of Common Stock of SHI (the "SHI Shares");

WHEREAS, SHAREHOLDERS believe it is in their best interest to exchange the SHI Shares for shares of common stock of WCCC, par value $.001 per share (“WCCC Shares”), and WCCC believes it is in its best interests to acquire the SHI Shares in exchange for WCCC Shares, upon the terms and subject to the conditions set forth in this Agreement; and

WHEREAS, it is the intention of the parties that: (i) WCCC shall acquire 100% of the SHI Shares in exchange solely for the amount of WCCC Shares set forth herein; (ii) said exchange of shares shall qualify as a tax-free reorganization under Section 368(a)(1)(B) of the Internal Revenue Code of 1986, as amended (the“Code”); and (iii) said exchange shall qualify as a transaction in securities exempt from registration or qualification under the Securities Act of 1933, as amended and in effect on the date of this Agreement (the “Securities Act”)

NOW, THEREFORE, in consideration of the mutual terms, conditions and other agreements set forth herein, the parties hereto hereby agree as follows:

ARTICLE I

EXCHANGE OF SHARES FOR COMMON STOCK

Section 1.1 Agreement to Exchange SHI Shares for WCCC Shares. On the Closing Date (as hereinafter defined) and upon the terms and subject to the conditions set forth in this Agreement, SHAREHOLDERS shall sell, assign, transfer, convey and deliver the SHI Shares (representing 100 SHI Shares or 100% of the issued and outstanding SHI Shares), to WCCC, and WCCC shall accept the SHI Shares from the SHAREHOLDERS in exchange for the issuance to the SHAREHOLDERS of the number of WCCC Shares set forth opposite the names of the SHAREHOLDERS on Exhibit A hereto.

Section 1.2 Capitalization. On the Closing Date, immediately before the transactions to be consummated pursuant to this Agreement, WCCC shall have authorized (a) 100,000,000 shares of Common Stock, par value $.001 per share, of which 1,000,000 shares shall be issued and outstanding, all of which are duly authorized, validly issued and fully paid and the detailed shareholdings of which are more particularly set out in Exhibit B hereto; and (b) 5,000,000 shares of Preferred Stock, $.001 par value, of which no shares are issued or outstanding.

Section 1.3 Closing. The closing of the exchange to be made pursuant to this Agreement (the "Closing") shall take place at 10:00 a.m. E.D.T. on the second business day after the conditions to closing set forth in Articles V and VI have been satisfied or waived, or at such other time and date as the parties hereto shall agree in writing but no later than May __, 2007(the "Closing Date"), at the offices of Guzov Ofsink, LLC, 600 Madison Avenue, 14th Floor, New York, New York 10022. At the Closing, SHAREHOLDERS shall (i) deliver to WCCC the stock certificates representing 100% of the SHI Shares, duly endorsed in blank for transfer or accompanied by appropriate stock powers duly executed in blank and (ii) pay or cause to be paid to [Names of Payees] the sum of $500,000 (Five Hundred Thousand Dollars Only). In full consideration and exchange for the SHI Shares and payment, WCCC shall issue and exchange with SHAREHOLDERS 9,125,000 WCCC Shares representing approximately 91,250 WCCC Shares for each SHI Share exchanged.

1.4  Tax Treatment. The exchange described herein is intended to comply with Section 368(a)(1)(B) of the Code, and all applicable regulations thereunder. In order to ensure compliance with said provisions, the parties agree to take whatever steps may be necessary, including, but not limited to, the amendment of this Agreement.

ARTICLE II

REPRESENTATIONS AND WARRANTIES OF WCCC

Each of WCCC and Tryant hereby, jointly and severally, represents, warrants and agrees as follows:

Section 2.1 Corporate Organization

a. WCCC is a corporation duly organized, validly existing and in good standing under the laws of Delaware, and has all requisite corporate power and authority to own its properties and assets and to conduct its business as now conducted and is duly qualified to do business in good standing in each jurisdiction in which the nature of the business conducted by WCCC or the ownership or leasing of its properties makes such qualification and being in good standing necessary, except where the failure to be so qualified and in good standing will not have a material adverse effect on the business, operations, properties, assets, condition or results of operation of WCCC (a "WCCC Material Adverse Effect");

b. Copies of the Articles of Incorporation and By-laws of WCCC as well as the Certificates of Designation of the Preferred Stock, with all amendments thereto to the date hereof, have been furnished to SHI and the SHAREHOLDERS, and such copies are accurate and complete as of the date hereof. The minute books of WCCC are current as required by law, contain the minutes of all meetings of the Board of Directors and shareholders of WCCC from its date of incorporation to the date of this Agreement, and adequately reflect all material actions taken by the Board of Directors and shareholders of WCCC.

Section 2.2 Capitalization of WCCC. The authorized capital stock of WCCC consists of (a) 100,000,000 shares of Common Stock, par value $.001 per share, of which 1,000,000 shares are issued and outstanding, all of which are duly authorized, validly issued and fully paid and the detailed shareholdings of which are more particularly set out in Exhibit B hereto; and (b) 5,000,000 shares of Preferred Stock, $.001 par value, of which no shares are issued or outstanding. The parties agree that they have been informed of the issuances of these WCCC Shares, and that all such issuances of WCCC Shares pursuant to this Agreement will be in accordance with the provisions of this Agreement. All of the WCCC Shares to be issued pursuant to this Agreement have been duly authorized and will be validly issued, fully paid and non-assessable and no personal liability will attach to the ownership thereof and in each instance, have been issued in accordance with the registration requirements of applicable securities laws. As of the date of this Agreement there are and as of the Closing Date, there will be, no outstanding options, warrants, agreements, commitments, conversion rights, preemptive rights or other rights to subscribe for, purchase or otherwise acquire any shares of capital stock or any un-issued or treasury shares of capital stock of WCCC.

Section 2.3 Subsidiaries and Equity Investments. WCCC has no subsidiaries or equity interest in any corporation, partnership or joint venture.

Section 2.4 Authorization and Validity of Agreements. WCCC has all corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby and upon the execution and delivery by SHI and the SHI Shareholders and the performance of their obligations herein, will constitute, a legal, valid and binding obligation of WCCC. The execution and delivery of this Agreement by WCCC and the consummation by WCCC of the transactions contemplated hereby have been duly authorized by all necessary corporate action of WCCC, and no other corporate proceedings on the part of WCCC are necessary to authorize this Agreement or to consummate the transactions contemplated hereby.

Section 2.5 No Conflict or Violation. The execution, delivery and performance of this Agreement by WCCC do not and will not violate or conflict with any provision of its Articles of Incorporation or By-laws, and does not and will not violate any provision of law, or any order, judgment or decree of any court or other governmental or regulatory authority, nor violate or result in a breach of or constitute (with due notice or lapse of time or both) a default under, or give to any other entity any right of termination, amendment, acceleration or cancellation of, any contract, lease, loan agreement, mortgage, security agreement, trust indenture or other agreement or instrument to which WCCC is a party or by which it is bound or to which any of their respective properties or assets is subject, nor will it result in the creation or imposition of any lien, charge or encumbrance of any kind whatsoever upon any of the properties or assets of WCCC, nor will it result in the cancellation, modification, revocation or suspension of any of the licenses, franchises, permits to which WCCC is bound.

Section 2.6 Consents and Approvals. No consent, waiver, authorization or approval of any governmental or regulatory authority, domestic or foreign, or of any other person, firm or corporation, is required in connection with the execution and delivery of this Agreement by WCCC or the performance by WCCC of its obligations hereunder.

Section 2.7 Absence of Certain Changes or Events. Since its inception:

a.  WCCC has operated in the ordinary course of business consistent with past practice and there has not been any material adverse change in the assets, properties, business, operations, prospects, net income or condition, financial or otherwise of WCCC. As of the date of this Agreement, WCCC does not know or have reason to know of any event, condition, circumstance or prospective development which threatens or may threaten to have a material adverse effect on the assets, properties, operations, prospects, net income or financial condition of WCCC;

b.  there has not been any declaration, setting aside or payment of dividends or distributions with respect to shares of capital stock of WCCC or any redemption, purchase or other acquisition of any capital stock of WCCC or any other of WCCC’s securities; and

c.  there has not been an increase in the compensation payable or to become payable to any director or officer of WCCC.

Section 2.8 Disclosure. This Agreement and any certificate attached hereto or delivered in accordance with the terms hereby by or on behalf of WCCC in connection with the transactions contemplated by this Agreement, when taken together, do not contain any untrue statement of a material fact or omit any material fact necessary in order to make the statements contained herein and/or therein not misleading.

Section 2.9 Litigation. There is no action, suit, proceeding or investigation pending or threatened against the Company or any subsidiary that may affect the validity of this Agreement or the right of WCCC to enter into this Agreement or to consummate the transactions contemplated hereby.

Section 2.10 Securities Laws. WCCC has complied in all respects with applicable federal and state securities laws, rules and regulations, including the Sarbanes Oxley Act of 2002, as such laws, rules and regulations apply to WCCC and its securities; and (b) all shares of capital stock of the Company have been issued in accordance with applicable federal and state securities laws, rules and regulations. There are no stop orders in effect with respect to any of the Company’s securities.

Section 2.11 Tax Returns, Payments and Elections. WCCC has timely filed all tax returns, statements, reports, declarations and other forms and documents and has, to date, paid all taxes due.

Section 2.12 ’34 Act Reports. None of WCCC’s filings with the SEC, contains any untrue statement of a material face or omits to state a material fact necessary to make the statements therein not misleading, in light of the circumstances in which they were made.

Section 2.13  Market Makers. WCCC has at least four (4) market makers in its Common Stock.

Section 2.14 Survival. Each of the representations and warranties set forth in this Article II shall be deemed represented and made by WCCC at the Closing as if made at such time and shall survive the Closing for a period terminating on the second anniversary of the date of this Agreement.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF SHI AND SHAREHOLDERS

SHI and each of the SHAREHOLDERS, severally, represent, warrant and agree as follows:

Section 3.1 Corporate Organization.

a. SHI is a newly-formed corporation with no prior business activities. It is duly organized, validly existing and in good standing under the laws of the state of New Jersey and has all requisite corporate power and authority to own its properties and assets and to conduct its business as now conducted and is duly qualified to do business, is in good standing in each jurisdiction wherein the nature of the business conducted by SHI or the ownership or leasing of its properties makes such qualification and being in good standing necessary, except where the failure to be so qualified and in good standing will not have a material adverse effect on the business, operations, properties, assets, condition or results of operation of SHI (a "SHI Material Adverse Effect"). As of the date of this Agreement, SHI owns all of the issued and outstanding equity or voting interests in Weifang Shengtai Pharmaceutical Co., Ltd (“Shengtai”). Shengtai is duly organized, validly existing and in good standing under the laws of the Peoples’ Republic of China (“PRC”) and has all requisite corporate power and authority to own its properties and assets and to conduct its business as now conducted and is duly qualified to do business, is in good standing in each jurisdiction wherein the nature of the business conducted by Shengtai or the ownership or leasing of its properties makes such qualification and being in good standing necessary, except where the failure to be so qualified and in good standing will not have a material adverse effect on the business, operations, properties, assets, condition or results of operation of Shengtai (a "Shengtai Material Adverse Effect")

b. Copies of the Certificate of Incorporation and By-laws of SHI and Shengtai, with all amendments thereto to the date hereof, have been furnished to WCCC, and such copies are accurate and complete as of the date hereof. The minute books of SHI are current as required by law, contain the minutes of all meetings of the Board of Directors and shareholders of SHI, and committees of the Board of Directors of SHI from the date of incorporation to the date of this Agreement, and adequately reflect all material actions taken by the Board of Directors, shareholders and committees of the Board of Directors of SHI.

Section 3.2 Capitalization of SHI; Title to the SHI Shares. On the Closing Date, immediately before the transactions to be consummated pursuant to this Agreement, SHI shall have authorized One Hundred Thousand (100,000) SHI Shares, of which 100 SHI Shares will be issued and outstanding. The SHI Shares are the sole outstanding shares of capital stock of SHI, and there are no outstanding options, warrants, agreements, commitments, conversion rights, preemptive rights or other rights to subscribe for, purchase or otherwise acquire any shares of capital stock or other equity or voting interest or any unissued or treasury shares of capital stock of SHI. As of the date hereof and on the Closing Date, each SHAREHOLDER owns and will own the SHI Shares free and clear of any liens, claims or encumbrances and has and will have the right to transfer the SHI Shares without consent of any other person or entity.

Section 3.3 Subsidiaries and Equity Investments; Assets. As of the date hereof and on the Closing Date, SHI owns and will own all of the equity or voting interests in Shengtai. SHI does not and will not directly or indirectly, own any other shares of capital stock or any other equity interest in any entity or any right to acquire any shares or other equity interest in any entity and SHI does not and will not have any assets or liabilities. As of the date hereof and on Closing Date, Shengtai does not and will not directly or indirectly, own any shares of capital stock or any other equity interest in any entity or any right to acquire any shares or other equity interest in any entity. As of the date hereof and on the Closing Date, there are and will be no outstanding options, warrants, agreements, commitments, conversion rights, preemptive rights or other rights to subscribe for, purchase or otherwise acquire any shares of capital stock or other equity or voting interest in Shengtai.

Section 3.4 Authorization and Validity of Agreements. SHI has all corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by SHI and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate action and no other corporate proceedings on the part of SHI are necessary to authorize this Agreement or to consummate the transactions contemplated hereby. The SHAREHOLDERS have approved this Agreement on behalf of SHI and no other stockholder approvals are required to consummate the transactions contemplated hereby. Each SHAREHOLDER who is a natural person is over the age of 21, is competent to execute this Agreement, and has the power to execute and perform this Agreement. The execution and delivery of this Agreement by each SHAREHOLDER which is not a natural person (“Entity Shareholder”) and the consummation of the transactions contemplated hereby by each Entity Shareholder have been duly authorized by all necessary action by the Entity Shareholder and no other proceedings on the part of SHI or any SHAREHOLDER are necessary to authorize this Agreement or to consummate the transactions contemplated hereby.

Section 3.5 No Conflict or Violation. The execution, delivery and performance of this Agreement by SHI or any SHAREHOLDER does not and will not violate or conflict with any provision of the constituent documents of SHI, and does not and will not violate any provision of law, or any order, judgment or decree of any court or other governmental or regulatory authority, nor violate, result in a breach of or constitute (with due notice or lapse of time or both) a default under or give to any other entity any right of termination, amendment, acceleration or cancellation of any contract, lease, loan agreement, mortgage, security agreement, trust indenture or other agreement or instrument to which SHI or any SHAREHOLDER is a party or by which it is bound or to which any of its respective properties or assets is subject, nor result in the creation or imposition of any lien, charge or encumbrance of any kind whatsoever upon any of the properties or assets of SHI or any SHAREHOLDER, nor result in the cancellation, modification, revocation or suspension of any of the licenses, franchises, permits to which SHI or any SHAREHOLDER is bound.

Section 3.6 Investment Representations. (a) The WCCC Shares will be acquired hereunder solely for the account of the SHAREHOLDERS, for investment, and not with a view to the resale or distribution thereof. Each SHAREHOLDER understands and is able to bear any economic risks associated with such SHAREHOLDER’S investment in the WCCC Shares. Each SHAREHOLDER has had full access to all the information such SHAREHOLDER considers necessary or appropriate to make an informed investment decision with respect to the WCCC Shares to be acquired under this Agreement. Each SHAREHOLDER further has had an opportunity to ask questions and receive answers from WCCC’s directors regarding WCCC and to obtain additional information (to the extent WCCC’s directors possessed such information or could acquire it without unreasonable effort or expense) necessary to verify any information furnished to such SHAREHOLDER or to which such SHAREHOLDER had access. Each SHAREHOLDER is at the time of the offer and execution of this Agreement, domiciled and resident outside the United States (a “PRC Shareholder”) and is an “accredited investor” (as such term is defined in Rule 501(a) of Regulation D promulgated by the Securities and Exchange Commission under the Securities Act).

(b) No PRC Shareholder, nor any affiliate of any PRC Shareholder, nor any person acting on behalf of any PRC Shareholder or any behalf of any such affiliate, has engaged or will engage in any activity undertaken for the purpose of, or that reasonably could be expected to have the effect of, conditioning the markets in the United States for the WCCC Shares, including, but not limited to, effecting any sale or short sale of securities through any PRC Shareholder or any of affiliate of any PRC Shareholder prior to the expiration of any restricted period contained in Regulation S promulgated under the Securities Act (any such activity being defined herein as a “Directed Selling Effort”). To the best knowledge of each of the PRC Shareholders, this Agreement and the transactions contemplated herein are not part of a plan or scheme to evade the registration provisions of the Securities Act, and the WCCC Shares are being acquired for investment purposes by the PRC Shareholders. Each PRC Shareholder agrees that all offers and sales of WCCC Shares from the date hereof and through the expiration of the any restricted period set forth in Rule 903 of Regulation S (as the same may be amended from time to time hereafter) shall not be made to U.S. Persons or for the account or benefit of U.S. Persons and shall otherwise be made in compliance with the provisions of Regulation S and any other applicable provisions of the Securities Act. Neither any PRC Shareholder nor the representatives of any PRC Shareholder have conducted any Directed Selling Effort as that term is used and defined in Rule 902 of Regulation S and no PRC Shareholder nor any representative of any PRC Shareholder will engage in any such Directed Selling Effort within the United States through the expiration of any restricted period set forth in Rule 903 of Regulation S.

Section 3.7 Brokers’ Fees. No SHAREHOLDER has any liability to pay any fees or commissions or other consideration to any broker, finder, or agent with respect to the transactions contemplated by this Agreement.

Section 3.8 Disclosure. This Agreement, the schedules hereto and any certificate attached hereto or delivered in accordance with the terms hereby by or on behalf of SHI or the SHAREHOLDERS in connection with the transactions contemplated by this Agreement, when taken together, do not contain any untrue statement of a material fact or omit any material fact necessary in order to make the statements contained herein and/or therein not misleading.

Section 3.9 Survival. Each of the representations and warranties set forth in this Article III shall be deemed represented and made by SHI and the SHAREHOLDERS at the Closing as if made at such time and shall survive the Closing for a period terminating on the second anniversary of the date of this Agreement.

ARTICLE IV

COVENANTS

Section 4.1 Certain Changes and Conduct of Business.

a. From and after the date of this Agreement and until the Closing Date, WCCC shall conduct its business solely in the ordinary course consistent with past practices and, in a manner consistent with all representations, warranties or covenants of WCCC, and without the prior written consent of SHI will not, except as required or permitted pursuant to the terms hereof:

i.	make any material change in the conduct of its businesses and/or operations or enter into any transaction other than in the ordinary course of business consistent with past practices;

ii.
make any change in its Articles of Incorporation or By-laws; issue any additional shares of capital stock or equity securities or grant any option, warrant or right to acquire any capital stock or equity securities or issue any security convertible into or exchangeable for its capital stock or alter in any material term of any of its outstanding securities or make any change in its outstanding shares of capital stock or its capitalization, whether by reason of a reclassification, recapitalization, stock split or combination, exchange or readjustment of shares, stock dividend or otherwise;

iii.
A.        incur, assume or guarantee any indebtedness for borrowed money, issue any notes, bonds, debentures or other corporate securities or grant any option, warrant or right to purchase any thereof, except pursuant to transactions in the ordinary course of business consistent with past practices; or

B.	issue any securities convertible or exchangeable for debt or equity securities of WCCC;

iv.
make any sale, assignment, transfer, abandonment or other conveyance of any of its assets or any part thereof, except pursuant to transactions in the ordinary course of business consistent with past practice;

v.
subject any of its assets, or any part thereof, to any lien or suffer such to be imposed other than such liens as may arise in the ordinary course of business consistent with past practices by operation of law which will not have an WCCC Material Adverse Effect;

vi.	acquire any assets, raw materials or properties, or enter into any other transaction, other than in the ordinary course of business consistent with past practices;

vii.
enter into any new (or amend any existing) employee benefit plan, program or arrangement or any new (or amend any existing) employment, severance or consulting agreement, grant any general increase in the compensation of officers or employees (including any such increase pursuant to any bonus, pension, profit-sharing or other plan or commitment) or grant any increase in the compensation payable or to become payable to any employee, except in accordance with pre-existing contractual provisions or consistent with past practices;

viii.	make or commit to make any material capital expenditures;

ix.	pay, loan or advance any amount to, or sell, transfer or lease any properties or assets to, or enter into any agreement or arrangement with, any of its affiliates;

x.	guarantee any indebtedness for borrowed money or any other obligation of any other person;

xi.	fail to keep in full force and effect insurance comparable in amount and scope to coverage maintained by it (or on behalf of it) on the date hereof;

xii.	take any other action that would cause any of the representations and warranties made by it in this Agreement not to remain true and correct in all material aspect;

xiii.	make any material loan, advance or capital contribution to or investment in any person;

xiv.	make any material change in any method of accounting or accounting principle, method, estimate or practice;

xv.	settle, release or forgive any claim or litigation or waive any right;

xvi.	commit itself to do any of the foregoing.

b. From and after the date of this Agreement, SHI will and SHI will cause Shengtai to:

1.	continue to maintain, in all material respects, its properties in accordance with present practices in a condition suitable for its current use;

2.
file, when due or required, federal, state, foreign and other tax returns and other reports required to be filed and pay when due all taxes, assessments, fees and other charges lawfully levied or assessed against it, unless the validity thereof is contested in good faith and by appropriate proceedings diligently conducted;

3.	continue to conduct its business in the ordinary course consistent with past practices;

4.	keep its books of account, records and files in the ordinary course and in accordance with existing practices; and

5. continue to maintain existing business relationships with suppliers.

c. From and after the date of this Agreement, SHI will not and will ensure that Shengtai does not:

xvii.	make any material change in the conduct of its businesses and/or operations or enter into any transaction other than in the ordinary course of business consistent with past practices;

xviii.
make any change in its Business License, Bylaws or other governing documents; issue any additional shares of capital stock or equity securities or grant any option, warrant or right to acquire any capital stock or equity securities or issue any security convertible into or exchangeable for its capital stock or alter in any material term of any of its outstanding securities or make any change in its outstanding shares of capital stock or its capitalization, whether by reason of a reclassification, recapitalization, stock split or combination, exchange or readjustment of shares, stock dividend or otherwise;

xix.
A.        incur, assume or guarantee any indebtedness for borrowed money, issue any notes, bonds, debentures or other corporate securities or grant any option, warrant or right to purchase any thereof, except pursuant to transactions in the ordinary course of business consistent with past practices; or

B.	issue any securities convertible or exchangeable for debt or equity securities of SHI or Shengtai;

xx.
make any sale, assignment, transfer, abandonment or other conveyance of any of its assets or any part thereof, except pursuant to transactions in the ordinary course of business consistent with past practice;

xxi.
subject any of its assets, or any part thereof, to any lien or suffer such to be imposed other than such liens as may arise in the ordinary course of business consistent with past practices by operation of law which will not have an SHI Material Adverse Effect;

xxii.	acquire any assets, raw materials or properties, or enter into any other transaction, other than in the ordinary course of business consistent with past practices;

xxiii.
enter into any new (or amend any existing) employee benefit plan, program or arrangement or any new (or amend any existing) employment, severance or consulting agreement, grant any general increase in the compensation of officers or employees (including any such increase pursuant to any bonus, pension, profit-sharing or other plan or commitment) or grant any increase in the compensation payable or to become payable to any employee, except in accordance with pre-existing contractual provisions or consistent with past practices;

xxiv.	make or commit to make any material capital expenditures;

xxv.	pay, loan or advance any amount to, or sell, transfer or lease any properties or assets to, or enter into any agreement or arrangement with, any of its affiliates;

xxvi.	guarantee any indebtedness for borrowed money or any other obligation of any other person;

xxvii.	fail to keep in full force and effect insurance comparable in amount and scope to coverage maintained by it (or on behalf of it) on the date hereof;

xxviii.	take any other action that would cause any of the representations and warranties made by it in this Agreement not to remain true and correct in all material aspect;

xxix.	make any material loan, advance or capital contribution to or investment in any person;

xxx.	make any material change in any method of accounting or accounting principle, method, estimate or practice;

xxxi.	settle, release or forgive any claim or litigation or waive any right;

xxxii.	commit itself to do any of the foregoing.

Section 4.2 Access to Properties and Records. SHI shall afford WCCC’s accountants, counsel and authorized representatives, and WCCC shall afford to SHI's accountants, counsel and authorized representatives full access during normal business hours throughout the period prior to the Closing Date (or the earlier termination of this Agreement) to all of such parties’ properties, books, contracts, commitments and records and, during such period, shall furnish promptly to the requesting party all other information concerning the other party's business, properties and personnel as the requesting party may reasonably request, provided that no investigation or receipt of information pursuant to this Section 4.2 shall affect any representation or warranty of or the conditions to the obligations of any party.

Section 4.3 Negotiations. From and after the date hereof until the earlier of the Closing or the termination of this Agreement, no party to this Agreement nor its officers or directors (subject to such director's fiduciary duties) nor anyone acting on behalf of any party or other persons shall, directly or indirectly, encourage, solicit, engage in discussions or negotiations with, or provide any information to, any person, firm, or other entity or group concerning any merger, sale of substantial assets, purchase or sale of shares of capital stock or similar transaction involving any party. A party shall promptly communicate to any other party any inquiries or communications concerning any such transaction which they may receive or of which they may become aware of.

Section 4.4 Consents and Approvals. The parties shall:

i.
use their reasonable commercial efforts to obtain all necessary consents, waivers, authorizations and approvals of all governmental and regulatory authorities, domestic and foreign, and of all other persons, firms or corporations required in connection with the execution, delivery and performance by them of this Agreement; and

ii.
diligently assist and cooperate with each party in preparing and filing all documents required to be submitted by a party to any governmental or regulatory authority, domestic or foreign, in connection with such transactions and in obtaining any governmental consents, waivers, authorizations or approvals which may be required to be obtained connection in with such transactions.

Section 4.5 Public Announcement. Unless otherwise required by applicable law, the parties hereto shall consult with each other before issuing any press release or otherwise making any public statements with respect to this Agreement and shall not issue any such press release or make any such public statement prior to such consultation.

Section 4.6 Stock Issuance. From and after the date of this Agreement until the Closing Date, none of WCCC, SHI nor Shengtai shall issue any additional shares of its capital stock.

Section 4.7 Notwithstanding anything to the contrary contained herein, it is herewith understood and agreed that both SHI and WCCC may enter into and conclude agreements and/or financing transactions as same relate to and/or are contemplated by any separate written agreements either: (a) annexed hereto as exhibits; or (b) entered into by WCCC with SHI executed by both parties subsequent to the date hereof. These Agreements shall become, immediately upon execution, part of this Agreement and subject to all warranties, representations and conditions contained herein.

ARTICLE V

CONDITIONS TO OBLIGATIONS OF SHI AND SHAREHOLDERS

The obligations of SHI and the SHAREHOLDERS to consummate the transactions contemplated by this Agreement are subject to the fulfillment, at or before the Closing Date, of the following conditions, any one or more of which may be waived by both SHI and the SHAREHOLDERS in their sole discretion:

Section 5.1 Representations and Warranties of WCCC and Tryant. All representations and warranties made by WCCC and Tryant in this Agreement shall be true and correct on and as of the Closing Date as if again made by WCCC as of such date.

Section 5.2 Agreements and Covenants. WCCC shall have performed and complied in all material respects to all agreements and covenants required by this Agreement to be performed or complied with by it on or prior to the Closing Date.

Section 5.3 Consents and Approvals. Consents, waivers, authorizations and approvals of any governmental or regulatory authority, domestic or foreign, and of any other person, firm or corporation, required in connection with the execution, delivery and performance of this Agreement shall be in full force and effect on the Closing Date.

Section 5.4 No Violation of Orders. No preliminary or permanent injunction or other order issued by any court or governmental or regulatory authority, domestic or foreign, nor any statute, rule, regulation, decree or executive order promulgated or enacted by any government or governmental or regulatory authority, which declares this Agreement invalid in any respect or prevents the consummation of the transactions contemplated hereby, or which materially and adversely affects the assets, properties, operations, prospects, net income or financial condition of WCCC shall be in effect; and no action or proceeding before any court or governmental or regulatory authority, domestic or foreign, shall have been instituted or threatened by any government or governmental or regulatory authority, domestic or foreign, or by any other person, or entity which seeks to prevent or delay the consummation of the transactions contemplated by this Agreement or which challenges the validity or enforceability of this Agreement.

Section 5.5 Other Closing Documents. SHI shall have received such other certificates, instruments and documents in confirmation of the representations and warranties of WCCC and Tryant or in furtherance of the transactions contemplated by this Agreement as SHI or its counsel may reasonably request.

Section 5.6 Additional Funding. SHI shall have obtained written commitments to invest a minimum of $15,000,000 in the aggregate from third party investor(s) to further the business objectives of Shengtai, which commitment may close either before or after Closing Date.

Section 5.7 WCCC Shareholding. Chinamerica Fund, LP and/or its designees shall have consummated the sale and purchase of and be the beneficial shareholder of 600,000 shares of common stock of WCCC.

ARTICLE VI

CONDITIONS TO OBLIGATIONS OF WCCC

The obligations of WCCC to consummate the transactions contemplated by this Agreement are subject to the fulfillment, at or before the Closing Date, of the following conditions, any one or more of which may be waived by WCCC in its sole discretion:

Section 6.1 Representations and Warranties of SHI and SHAREHOLDERS. All representations and warranties made by SHI and SHAREHOLDERS in this Agreement shall be true and correct on and as of the Closing Date as if again made by SHI on and as of such date.

Section 6.2 Agreements and Covenants. SHI and SHAREHOLDERS shall have performed and complied in all material respects to all agreements and covenants required by this Agreement to be performed or complied with by it on or prior to the Closing Date.

Section 6.3 Consents and Approvals. All consents, waivers, authorizations and approvals of any governmental or regulatory authority, domestic or foreign, and of any other person, firm or corporation, required in connection with the execution, delivery and performance of this Agreement, shall have been duly obtained and shall be in full force and effect on the Closing Date.

Section 6.4 No Violation of Orders. No preliminary or permanent injunction or other order issued by any court or other governmental or regulatory authority, domestic or foreign, nor any statute, rule, regulation, decree or executive order promulgated or enacted by any government or governmental or regulatory authority, domestic or foreign, that declares this Agreement invalid or unenforceable in any respect or which prevents the consummation of the transactions contemplated hereby, or which materially and adversely affects the assets, properties, operations, prospects, net income or financial condition of SHI or Shengtai, taken as a whole, shall be in effect; and no action or proceeding before any court or government or regulatory authority, domestic or foreign, shall have been instituted or threatened by any government or governmental or regulatory authority, domestic or foreign, or by any other person, or entity which seeks to prevent or delay the consummation of the transactions contemplated by this Agreement or which challenges the validity or enforceability of this Agreement.

Section 6.5. Other Closing Documents. WCCC shall have received such other certificates, instruments and documents in confirmation of the representations and warranties of SHI or in furtherance of the transactions contemplated by this Agreement as WCCC or its counsel may reasonably request.

ARTICLE VII

TERMINATION AND ABANDONMENT

SECTION 7.1 Methods of Termination. This Agreement may be terminated and the transactions contemplated hereby may be abandoned at any time before the Closing:

a. By the mutual written consent of SHAREHOLDERS, SHI, Tryant and WCCC;

b.  By WCCC, upon a material breach of any representation, warranty, covenant or agreement on the part of SHI or the SHAREHOLDERS set forth in this Agreement, or if any representation or warranty of SHI or the SHAREHOLDERS shall become untrue, in either case such that any of the conditions set forth in Article VI hereof would not be satisfied (a "SHI Breach"), and such breach shall, if capable of cure, has not been cured within ten (10) days after receipt by the party in breach of a notice from the non-breaching party setting forth in detail the nature of such breach;

c.  By SHI, upon a material breach of any representation, warranty, covenant or agreement on the part of WCCC set forth in this Agreement, or, if any representation or warranty of WCCC shall become untrue, in either case such that any of the conditions set forth in Article V hereof would not be satisfied (a "WCCC Breach"), and such breach shall, if capable of cure, not have been cured within ten (10) days after receipt by the party in breach of a written notice from the non-breaching party setting forth in detail the nature of such breach;

d.  By either WCCC or SHI, if the Closing shall not have consummated before ninety (90) days after the date hereof; provided, however, that this Agreement may be extended by written notice of either SHI or WCCC, if the Closing shall not have been consummated as a result of WCCC or SHI having failed to receive all required regulatory approvals or consents with respect to this transaction or as the result of the entering of an order as described in this Agreement; and further provided, however, that the right to terminate this Agreement under this Section 7.1(d) shall not be available to any party whose failure to fulfill any obligations under this Agreement has been the cause of, or resulted in, the failure of the Closing to occur on or before this date.

e.  By either SHI or WCCC if a court of competent jurisdiction or governmental, regulatory or administrative agency or commission shall have issued an order, decree or ruling or taken any other action (which order, decree or ruling the parties hereto shall use its best efforts to lift), which permanently restrains, enjoins or otherwise prohibits the transactions contemplated by this Agreement.

Section 7.2 Procedure Upon Termination. In the event of termination and abandonment of this Agreement by SHI or WCCC pursuant to Section 7.1, written notice thereof shall forthwith be given to the other parties and this Agreement shall terminate and the transactions contemplated hereby shall be abandoned, without further action. If this Agreement is terminated as provided herein, no party to this Agreement shall have any liability or further obligation to any other party to this Agreement; provided, however, that no termination of this Agreement pursuant to this Article VII shall relieve any party of liability for a breach of any provision of this Agreement occurring before such termination.

ARTICLE VIII

POST-CLOSING AGREEMENTS

Section 8.1 Consistency in Reporting. Each party hereto agrees that if the characterization of any transaction contemplated in this agreement or any ancillary or collateral transaction is challenged, each party hereto will testify, affirm and ratify that the characterization contemplated in such agreement was the characterization intended by the party; provided, however, that nothing herein shall be construed as giving rise to any obligation if the reporting position is determined to be incorrect by final decision of a court of competent jurisdiction.

ARTICLE IX

MISCELLANEOUS PROVISIONS

Section 9.1 Survival of Provisions. The respective representations, warranties, covenants and agreements of each of the parties to this Agreement (except covenants and agreements which are expressly required to be performed and are performed in full on or before the Closing Date) shall survive the Closing Date and the consummation of the transactions contemplated by this Agreement, subject to Sections 2.14, 3.9 and 9.1. In the event of a breach of any of such representations, warranties or covenants, the party to whom such representations, warranties or covenants have been made shall have all rights and remedies for such breach available to it under the provisions of this Agreement or otherwise, whether at law or in equity, regardless of any disclosure to, or investigation made by or on behalf of such party on or before the Closing Date. Notwithstanding the foregoing, each party’s liability to the other for breach of any representation, warranty or covenant shall not exceed, in the aggregate, $500,000.

Section 9.2 Publicity. No party shall cause the publication of any press release or other announcement with respect to this Agreement or the transactions contemplated hereby without the consent of the other parties, unless a press release or announcement is required by law. If any such announcement or other disclosure is required by law, the disclosing party agrees to give the non-disclosing parties prior notice and an opportunity to comment on the proposed disclosure.

Section 9.3 Successors and Assigns. This Agreement shall inure to the benefit of, and be binding upon, the parties hereto and their respective successors and assigns; provided, however, that no party shall assign or delegate any of the obligations created under this Agreement without the prior written consent of the other parties.

Section 9.4 Fees and Expenses. Except as otherwise expressly provided in this Agreement, all legal and other fees, costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such fees, costs or expenses.

Section 9.5 Notices. All notices and other communications given or made pursuant hereto shall be in writing and shall be deemed to have been given or made if in writing and delivered personally or sent by registered or certified mail (postage prepaid, return receipt requested) to the parties at the following addresses:

If to SHI or the SHAREHOLDERS, to:

Shengtai Holding Inc.
45 Old Millstone Drive, Unit 6,
East Windsor, NJ 08520
Attn: Mr. Qingtai Liu/ Mr. Chenghai Du

with a copy to:

Guzov Ofsink, LLC
600 Madison Avenue, 14th Floor
New York, New York 10022
Attn: Darren Ofsink, Esq.
Fax: 212-688-7273

If to WCCC, to:

1608 West 2225 South
Woods Cross, UT 84087
Attn:  Daniel D. Drummond
Fax: (760) 454-1643

with a copy to:

Cletha Walstrand, Esquire
1322 West Pachua Circle
Ivins, UT 84738
Fax: (435) 688-7318

If to Tryant, to:

1608 West 2225 South
Woods Cross, UT 84087
Attn:  Alexander S. Ferries
Fax:  (760) 454-1643

or to such other persons or at such other addresses as shall be furnished by any party by like notice to the others, and such notice or communication shall be deemed to have been given or made as of the date so delivered or mailed. No change in any of such addresses shall be effective insofar as notices under this Section 9.5 are concerned unless such changed address is located in the United States of America and notice of such change shall have been given to such other party hereto as provided in this Section 9.5

Section 9.6 Entire Agreement. This Agreement, together with the exhibits hereto, represents the entire agreement and understanding of the parties with reference to the transactions set forth herein and no representations or warranties have been made in connection with this Agreement other than those expressly set forth herein or in the exhibits, certificates and other documents delivered in accordance herewith. This Agreement supersedes all prior negotiations, discussions, correspondence, communications, understandings and agreements between the parties relating to the subject matter of this Agreement and all prior drafts of this Agreement, all of which are merged into this Agreement. No prior drafts of this Agreement and no words or phrases from any such prior drafts shall be admissible into evidence in any action or suit involving this Agreement.

Section 9.7 Severability. This Agreement shall be deemed severable, and the invalidity or unenforceability of any term or provision hereof shall not affect the validity or enforceability of this Agreement or of any other term or provision hereof. Furthermore, in lieu of any such invalid or unenforceable term or provision, the parties hereto intend that there shall be added as a part of this Agreement a provision as similar in terms to such invalid or unenforceable provision as may be possible so as to be valid and enforceable.

Section 9.8 Titles and Headings. The Article and Section headings contained in this Agreement are solely for convenience of reference and shall not affect the meaning or interpretation of this Agreement or of any term or provision hereof.

Section 9.9 Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original and all of which together shall be considered one and the same agreement.

Section 9.10 Convenience of Forum; Consent to Jurisdiction. The parties to this Agreement, acting for themselves and for their respective successors and assigns, without regard to domicile, citizenship or residence, hereby expressly and irrevocably elect as the sole judicial forum for the adjudication of any matters arising under or in connection with this Agreement, and consent and subject themselves to the jurisdiction of, the courts of the State of New York located in County of New York, and/or the United States District Court for the Southern District of New York, in respect of any matter arising under this Agreement. Service of process, notices and demands of such courts may be made upon any party to this Agreement by personal service at any place where it may be found or giving notice to such party as provided in Section 9.5.

Section 9.11 Enforcement of the Agreement. The parties hereto agree that irreparable damage would occur if any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereto, this being in addition to any other remedy to which they are entitled at law or in equity.

Section 9.12 Governing Law. This Agreement shall be governed by and interpreted and enforced in accordance with the laws of the State of New York without giving effect to the choice of law provisions thereof.

Section 9.13 Amendments and Waivers. No amendment of any provision of this Agreement shall be valid unless the same shall be in writing and signed by all of the parties hereto.. No waiver by any party of any default, misrepresentation, or breach of warranty or covenant hereunder, whether intentional or not, shall be deemed to extend to any prior or subsequent default, misrepresentation, or breach of warranty or covenant hereunder or affect in any way any rights arising by virtue of any prior or subsequent such occurrence.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

SHENGTAI HOLDING, INC.

By:	/s/ Qingtai Liu
Qingtai Liu
Title:	Chief Executive Officer

WEST COAST CAR COMPANY

By:	/s/ Daniel Drummond
Title:	Acting President

SHAREHOLDERS:

/s/ Qingtai Liu
Qingtai Liu

/s/ Chenghai Du
Chenghai Du

TRYANT, LLC

By:	/s/ Jeff Jenson

Title:

EXHIBIT A

Name	Number of SHI Shares	Number of WCCC Shares
of SHAREHOLDER	Being Exchanged	to be Received

Qingtai Liu	90	8,212,570

Chenghai Du	10	912,530

Exhibit B

WCCC Shareholders	Number of Shares of Common Stock

Tryant LLC and remaining shareholders	400,000

Chinamerica Fund LP	600,000